PRESS RELEASE

                             OCEAN SHORE HOLDING CO.
                   ANNOUNCES TIMING OF QUARTERLY CASH DIVIDEND


         Ocean City, New Jersey; January 21, 2009. Ocean Shore Holding Co. (the "Company") (Nasdaq: OSHC) announced today that its Board of Directors intends to declare its regular quarterly dividend promptly following the closing of the Company's pending second-step conversion. The Company currently expects to complete the conversion and reorganization and related common stock offering no later than February 5, 2009.

         "As things worked out, the expected completion of the conversion and reorganization coincides with our regular dividend payment schedule," said Steven E. Brady, President and CEO. "In order to avoid a conflict between the dividend payment and the minority share exchange that will occur in connection with the conversion and reorganization, the Board of Directors decided to adjust the dividend schedule so that the dividend will be declared on shares outstanding after the completion of the conversion. This adjustment is not expected to result in any delay in the timing of the dividend payment, which is still expected to be in the last week of February."

         Ocean Shore Holding Co. is the holding company for Ocean City Home Bank, a federal savings bank headquartered in Ocean City, New Jersey. Ocean City Home Bank operates a total of nine full-service banking offices in eastern New Jersey.

         The new holding company for Ocean City Home Bank - a newly formed New Jersey corporation also named Ocean Shore Holding Co. - has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Ocean Shore Holding Co or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling toll-free 1-866-805-4128.



Contact: Steven E. Brady, President and Chief Executive Officer Donald F. Morgenweck, Chief Financial Officer
            Ocean Shore Holding Co.
            (609) 399-0012